Exhibit 10.2

JOINT VENTURE AGREEMENT

By and Between

CASCADIA ENERGY CORP.

and

ST. HELENS ENERGY, LLC

Dated as of August 12, 2005

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT is made as of this 12th day of August, 2005, to be effective June 15, 2005, BY AND BETWEEN:

CASCADIA ENERGY CORP., (hereinafter "Cascadia"), a company organized under the laws of the State of Washington, with its principal offices at 11916 - 59 Ave. West, Mukilteo, Washington 98275; and ST. HELENS ENERGY, LLC (hereinafter "St. Helens"), a limited liability company organized under the laws of the State of Washington with its principal offices at Level 10, International House, 26 St. George's Terrace, Perth, Western Australia 6000.

Recitals

A. Cascadia and St. Helens are in the business of oil and gas exploration, production and development, primarily coalbed methane development.

B. Cascadia has entered into a Letter of Intent ("LOI") with Weyerhaeuser Company covering the Cedar Creek Project Area ("Cedar Creek"), located in Cowlitz, Lewis and Skamania Counties, Washington

C. The Cedar Creek LOI covers 100,000 acres of Weyerhaeuser fee minerals and additional acreage in which Weyerhaeuser owns the surface estate but not the minerals. In addition, the Cedar Creek LOI includes a 36-month right of first refusal in favor of Cascadia on approximately 250,000 additional mineral acres owned by Weyerhaeuser. Cascadia is obligated to pay a $100,000 option fee to earn the right to lease all of the 100,000 acres within the Cedar Creek Project Area in individual leases of no less than 640 acres each and no more than 50,000 acres each. The option period can be extended for one additional year if Cascadia elects to undertake a work commitment of $285,715 pertaining to the 100,000 acres, proportionately reduced if Cascadia elects to evaluate less than the entire 100,000 acres or, in lieu of the work commitment, agrees to pay Weyerhaeuser $285,715, proportionately reduced if Cascadia elects to evaluate less than the full 100,000 acres. If Cascadia fails to spend the entire $285,715 prorated work commitment, it will owe the unspent portion as liquidated damages to Weyerhaeuser. In the event Cascadia elects to extend the option period, it is required to post a letter of credit in the amount of the $285,715, proportionately reduced if the work commitment is less than the full 100,000 acres, but in no event less than 50,000 acres.

D. The Parties have decided to form a joint venture (the "Joint Venture") for the purpose of jointly acquiring, evaluating and developing the Cedar Creek Project Area.

E. The Parties have agreed to regulate their relationship with each other with respect to the Joint Venture in the manner described in this Agreement.

F. The Parties have also agreed to enter into an A.A.P.L. Form 610-1989 Model Form Operating Agreement to govern the joint operations of the parties on the Joint Venture Property.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, the Parties agree as follows:

Article 1
General

1.1 General Purpose and Scope. Subject to and upon the terms and conditions hereinafter set forth, the Parties hereby agree to establish a joint venture. Notwithstanding anything to the contrary in this Agreement, absent further written agreement by the Parties, the activities of the Joint Venture shall be limited to the acquisition, evaluation, and development of certain oil and gas rights within the Cedar Creek Project Area.

1.2 Duties of Parties. The only duties of the Parties to the Joint Venture or to each other in connection with the Joint Venture shall be those established in this Agreement and other agreements between the Parties, and there shall be no other express or implied duties of the Parties to the Joint Venture or to each other in connection with the Joint Venture.

1.3 Liability of Parties Except as provided herein or as otherwise provided by law, no Party, as such, shall have any personal liability whatsoever to the Joint Venture, any of the other Parties or any of the creditors of the Joint Venture for the debts, liabilities, contracts or other obligations of the Joint Venture or any of the Joint Venture's losses beyond such Party's contributions to the Joint Venture.

1.4 Other Ventures; Time and Attention

(a) As long as this Joint Venture Agreement has not expired or been lawfully terminated, neither Cascadia nor St. Helens nor any of their Affiliates shall engage in or possess an interest in any business venture engaged in exploration, production and development of oil and gas, independently or with others, that might compete with the business of the Joint Venture within the Cedar Creek Project Area.

(b) Except as provided in Section 1.4(a), the Parties may, during the term of the Joint Venture, engage in and possess an interest for their respective accounts in other business ventures, in other areas, of every nature and description, independently or with others, even if such ventures competes with the Joint Venture, and neither the Joint Venture nor any Party shall have any right in or to said independent ventures or any income or profits derived from said independent ventures. Although the Parties recognize that the Joint Venture may be viewed by the U.S. Internal Revenue Service as a partnership for U.S. federal income tax purposes, the Parties do not intend for the Joint Venture to constitute a partnership for any other purpose.

(c) No Party or member of the Management Committee shall be required to devote his, her or its full business time and attention to the affairs of the Joint Venture, unless such Person expressly agrees otherwise in this Agreement or another written agreement.

Article 2
Definitions

Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings specified in this Article 2. Certain other capitalized terms are defined elsewhere in the Agreement. All defined terms may be used in the singular or the plural, as the context requires.

"Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity

"Agreement" means this Joint Venture Agreement, as it may be amended or supplemented from time to time.

"Budget or Budgets" shall mean the Budget or Budgets described in Article 3.4.

"Business Day" means any day except a Saturday, Sunday, or other day on which commercial banks in the United States of America are authorized or required by law to close.

"Cedar Creek LOI" That certain Letter of Intent dated June 15, 2005, between Weyerhaeuser Company and Cascadia, as amended, attached hereto as Exhibit "A".

"Cedar Creek Project Area" means those lands described on Exhibit "A" to the Cedar Creek LOI.

"Confidential Information" means all information that is disclosed orally or in writing by any Party to any other Party, either directly or through Affiliates of either or both, whether or not marked as "Confidential," which relates in any way to customers, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, or business in general; provided, however, that the following shall not be deemed Confidential Information: (i) information which is or becomes available to the public or to the industry without the fault or negligence of the receiving Party; (ii) information which was already in the possession of the receiving Party, provided that Party is able to prove such prior possession; (iii) information which is subsequently received by the receiving Party from a third party who is not itself in breach of a duty of confidentiality toward the disclosing Party or its Affiliates; (iv) information which is independently developed by the receiving Party, provided that Party is able to prove such independent development; or (v) technical information developed through the joint efforts of the Parties or through the joint funding of the Parties, which may be used by a Party for its own business purposes.

"Dollars" or "$" means the United States Dollar currency.

"Effective Date" means June 15th, 2005.

"Joint Operating Agreement" means an A.A.P.L. Form 610-1989 Model Form Operating Agreement to be entered into between the Parties covering the Cedar Creek Project Area, in substantially the form attached hereto as Exhibit "B".

"Joint Venture" means the joint venture formed pursuant to the terms of this Agreement.

"Joint Venture Property" means all lands contained within the Cedar Creek Project Area.

"Management Committee" means the committee composed of representatives of the Parties exercising overall supervision and control of the business of the Joint Venture pursuant to Article 3 and the implementation of this Agreement.

"Parties" means Cascadia and St. Helens.

"Percentage Interest" means, with respect to any Party, such Party's ownership interest in the Joint Venture, as set forth in Article 4.1 and as may be adjusted, from time to time.

"Person" means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

"Prospect Area or Prospect Areas" shall have the meaning ascribed to them in Article 5.4.

Article 3
Coordination of the Joint Venture

3.1 Management Committee. The Parties hereby establish a Management Committee to meet periodically to discuss the overall management, policies, objectives, procedures, methods and actions to be taken by the Parties under this Agreement. The purpose of the Management Committee is to provide a forum for an exchange of ideas, suggestions, information and technical and engineering data between the Parties regarding the evaluation and development of the Joint Venture Property. Both Parties acknowledge and agree that they are obligated to contribute their proportionate shares of the $100,000 option fee and prorata shares of the $285,715 work commitment for the Cedar Creek Project Area. Additional expenditures will be governed by other provisions of this Agreement or the Joint Operating Agreements.

3.2 Composition of Management Committee. Cascadia and St. Helens shall each initially appoint one member to the Management Committee. Each party may also appoint one or more alternates to act in the absence of a regular member. Additional members may be added to the Management Committee by mutual agreement of the Parties, with each Party being equally represented.

3.3 Meetings. Meetings of the Management Committee shall be held quarterly, or at such other times, and in such manner as the Management Committee may decide, at a location to be determined by the mutual consent of the Parties. In lieu of meetings, the Management Committee may hold telephone conferences to discuss any and all matters.

3.4 Budgets The Management Committee shall establish budgets, as follows:

a. Cedar Creek Project Area. Cascadia, in consultation with the Management Committee, shall prepare three-month, six-month, and one year Budgets in conjunction with the initial work study period and the $285,715 work commitment provided for in the Cedar Creek LOI. These Budgets shall be prepared and distributed to the Parties on or before August 30, 2005.

b. Work Programs. In conjunction with preparation of the Budgets, Cascadia, upon consultation with the Management Committee, will also prepare detailed work programs for the Cedar Creek Project Area, which may include due diligence items such as land, title, geologic and geophysical evaluations, if any, in addition to operational issues such as drilling plans, water management plans, bonding, insurance and all other matters affecting the exploration and development of the Joint Venture Property.

3.5 Additional Costs. Cascadia will invoice the Joint Venture for all reasonable costs already incurred by Cascadia and its Affiliates in acquiring the rights under the Cedar Creek LOI, and in conducting preliminary due diligence prior to the execution of this Agreement. These costs are estimated to be $40,900 costs to date and $40,500 for the due diligence.

3.6 Authority of the Parties. Except as otherwise expressly provided in this Agreement, no Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, or bind any other Party or the Joint Venture. Each of the Parties agrees that it shall not represent to any third party with whom such Party is in contact concerning the affairs or the business of the Joint Venture that such Party has any authority to act for, or to assume any obligations or responsibilities on behalf of the Joint Venture

3.7 Certain Actions. Without limiting the generality of the foregoing Article 3, the Joint Venture shall not take any of the following actions without the unanimous vote of the Management Committee or written consent of each Party:

(a) Commit to spend more than $285,715 on the work commitment for the Cedar Creek Project Area, as set forth in Recital C, above;

(b) Grant any material lien, charge or encumbrance upon any of the Joint Venture Property;

(c) Acquire another business;

(d) Amend this Agreement;

(e) Dissolve this Joint Venture; and

(f) Issue any public announcement or press release regarding this Joint Venture and Agreement.

Article 4
Ownership

4.1 Interests of Parties. The Percentage Interests of the Parties in this Joint Venture are Cascadia 60% and St. Helens 40%.

4.2 Assignment of Interests. Upon execution by Weyerhaeuser of each oil and gas lease, as provided for in the LOI, the Parties will be deemed to own their Percentage Interests in such leases, and Cascadia, if necessary to reflect the Percentage Interests, will assign an undivided forty percent (40%) of Cascadia's working interest in each such lease to St. Helens.

Article 5
Operations on Joint Venture Property

5.1 Due Diligence. The Parties may jointly conduct due diligence on the Joint Venture Properties, pursuant to the Budgets and the work programs described in Article 3.4(b). Both Parties acknowledge that they have the concurrent right to conduct due diligence on the Joint Venture Properties but neither Party is required to participate with the other Party in any or all due diligence operations except for payment of their proportionate shares of the costs of such due diligence, as may be contained in the Budgets and work programs. Any reliance by a Party upon due diligence conducted by the other Party is at the sole risk of such relying Party. The Parties hereby mutually release and discharge each other from any liability arising or resulting from their conduct of or reliance upon any due diligence activities, analyses and interpretations.

5.2 Operations under this Joint Venture Agreement. This Agreement shall govern the rights and duties of the Parties with regard to matters occurring and operations conducted on those parts of the Joint Venture Property which are not then subject to a Joint Operating Agreement. At such time as any of the Joint Venture Property is subject to a Joint Operating Agreement, then the Joint Operating Agreement will control.

5.3 Separate Joint Operating Agreements. Separate Joint Operating Agreements will be entered into for each Prospect Area within the Cedar Creek Project Area.

5.4 Prospect Areas.

(a) Within the Cedar Creek Project Area, Cascadia, upon consultation with the Management Committee, will have the authority to designate one or more Prospect Areas containing a maximum of 5,000 acres each, or such larger size area or areas as may be mutually agreed to by the parties hereto. The Prospect Areas within the Cedar Creek Project Area will be designated based upon the best information then available as a result of the Parties' due diligence.

5.5 Pilot Projects within Prospect Areas.

(a) Pilot Project. A Pilot Project may include (a) an exploratory well (as defined below), and (b) coring. A Pilot Project shall include any infrastructure necessary to produce coalbed methane from the proposed well(s), including without limit all gathering and dewatering facilities. For purposes of this section, an exploratory well shall mean the initial test well drilled to evaluate the hydrocarbon production potential of a Prospect Area. The definition of an exploratory well may be expanded in some circumstances to include a pilot or test well program to evaluate and determine the commercial potential of a Prospect Area.

(b) Initial Pilot Project. An Initial Pilot Project shall be the first Pilot Project proposed within a Prospect Area. The Party proposing the Initial Pilot Project shall provide the other Party with notice of such proposal pursuant to Article VI.B.1. of the Joint Operating Agreements attached hereto. The non-proposing Party shall respond to any such proposal in compliance with Article VI.B. of the Joint Operating Agreements.

(i) Cedar Creek Prospect Areas. In the event a non-proposing Party elects not to participate in the Initial Pilot Project in any Prospect Area within the Cedar Creek Project Area, or fails to respond within the time period provided, such election or non-response shall cause the non-proposing Party to forfeit all of its interest in that Prospect Area only, but the non-proposing Party shall have the continuing right to participate in other Prospect Areas within the Cedar Creek Project Area.

(c) Subsequent Pilot Project. A Subsequent Pilot Project shall be any Pilot Project proposed within a Prospect Area after the Initial Pilot Project. All operations on Subsequent Pilot Projects shall be conducted under Article VI.B. of the Operating Agreements, with a 100%/300% non-consent penalty.

(d) Either Party May Propose. Either Party may propose a Pilot Project, including the Initial Pilot Project and Subsequent Pilot Projects.

5.6 Cascadia is Operator. Cascadia shall be the initial operator under each of the Joint Operating Agreements.

5.7 Joint Operating Agreement Controls. In the event of a conflict between the terms of this Agreement and the terms of any Joint Operating Agreement, the terms of the Joint Operating Agreement will control, but only to the extent such Joint Operating Agreement is then in effect.

5.8 Area of Mutual Interest. The Parties agree to enter into an area of mutual interest covering those lands described on Exhibit "A" to the Cedar Creek LOI.

Article 6
Contributions to the Joint Venture

6.1 Contributions.

(a) Cascadia shall prepare on a monthly basis a statement of expenses incurred or anticipated to be incurred by the Joint Venture in the evaluation and development of the Joint Venture Properties. Cascadia will invoice each Party for its proportionate share of the monthly expenses or anticipated expenses, accompanied by the statement of expenses. These invoices shall reflect, as nearly as reasonably possible, the amounts contained in the Budgets for the applicable periods. The total of all such invoices during the terms of this Agreement shall not exceed the amounts contained in the Budgets, unless such additional amounts are unanimously approved by the Parties. All such invoices shall be paid within 30 days of receipt.

(b) If any Party is unable to or otherwise does not contribute that Party's share of such funds to the Joint Venture when due, any other Party that contributes may, within 30 days after the date the contribution is due by the defaulting Party, give written notice to the defaulting Party of its election to advance the defaulted contribution on behalf of the defaulting Party. Any such advance shall be treated, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the lesser of 10% per annum or the highest rate permitted by law. The failure to repay said loan upon demand shall be a default. Each Party hereby grants to the others a lien upon its ownership interest in the Joint Venture Property and a security interest in its rights under this Agreement to secure any loan made hereunder, including interest thereon, reasonable attorney's fees and all other reasonable costs and expenses incurred in enforcing such lien and security interest, or both. A non-defaulting Party may elect the applicable remedy under this paragraph, or, to the extent a Party has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. Each Party hereby irrevocably appoints the others its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

Article 7
Termination

7.1 This Joint Venture Agreement shall be terminated only upon the occurrence of one of the following:

(a) Written agreement of the Parties;

(b) The transfer of all ownership interests in the Joint Venture and the Joint Venture Property to one Party.

Article 8
Amendment

This Agreement may be amended by an instrument in writing signed by each Party. No provision of this Agreement may be modified, amended, waived or terminated except as provided in the preceding sentence. No course of dealing between the Parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. The Management Committee shall promptly deliver a copy of any such amendment to each Party, provided that, a failure of the Management Committee to deliver a copy of any amendment to the Parties shall not invalidate such amendment.

Article 9
Books of Account

9.1 Books, Place, Access The books of account of the Joint Venture shall be maintained on behalf of the Joint Venture by Cascadia. Each Party shall at all reasonable times have access to and the right to inspect the same.

9.2 Audit Rights. St. Helens shall have the right, upon notice in writing to Cascadia, to audit the books and records of the Joint Venture for any calendar year within twenty-four (24) months following the end of such calendar year. All costs of any such audits shall be borne by St. Helens. Audits shall not be conducted more than once a year without the prior approval of Cascadia.

Article 10
Confidentiality; Solicitation

10.1 Confidentiality Each of the Parties agrees (a) during the continuance of this Agreement and for a period of two (2) years after termination thereof not to (i) use any Confidential Information for any purpose other than as permitted or required for performance by such Party under this Agreement or (ii) disclose or provide any of such Confidential Information to any third party except as may be required by applicable laws and regulations or the rules of applicable stock exchanges and (b) to take all necessary measures to prevent any such disclosure by its present and future directors, officers, employees and contractors during the period described above. Each Party further agrees to cause its Affiliates to comply with these provisions in the same manner as if each of them were a Party.

10.2 Solicitation of Employee During the term of this Agreement and for a period of one (l) year thereafter, no Party or Affiliate thereof shall, except as may be permitted under this Agreement, employ or contract for the services of any person, other than a person previously employed by such Party or Affiliate, who at the Effective Date or at any time thereafter is an employee of any other Party or any Affiliate thereof, without the approval of the other Party.

Article 11
Representations, Warranties of the Parties

11.1 Representations and Warranties of the Parties. Each of the Parties represents and warrants as of the Effective Date to each of the other Parties and the Joint Venture as follows:

(a) Such Party has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out its obligations under, this Agreement.

(b) The execution and delivery by such Party of this Agreement and the consummation by such Party of the transactions contemplated by this Agreement have been duly authorized before the Effective Date by all necessary action on the part of such Party.

(c) This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation enforceable against such Party in accordance with its terms.

(d) Such Party is not subject to, or obligated under, any provision of (i) any agreement, arrangement or understanding, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of such Party's assets would be created, by such Party's execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except for such agreements as to which a Party has previously obtained the consent of the other party.

(e) No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court, third party or authority is necessary on such Party's part, which has not previously been obtained by such Party for the consummation of the transactions contemplated by this Agreement.

(f) No Person has or will have, as a result of any act or omission by such Party any right, interest or valid claim against the Joint Venture or any other Party for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

Article 12
Miscellaneous Provisions

12.1 Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to in this Agreement) contains the entire understanding among the Parties with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

12.2 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any Party may execute this Agreement by signing any such counterpart.

12.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

12.4 Successors and Assigns. This Agreement shall be binding upon the permitted transferees, successors, assigns and legal representatives of the parties to this Agreement.

12.5 Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, four days following mailing by certified or registered mail, return receipt requested, and one business day following delivery to a reliable overnight courier or following transmission by electronic facsimile or electronic mail. All notices to a Party shall be addressed to such Party's address set forth above in the first paragraph of this Agreement. In the event of a change of address of a Party, such Party shall provide prompt notice of such change to the other Party.

12.6 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of Washington, without giving effect to any choice of law provisions thereof.

12.7 Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever.

12.8 Additional Actions and Documents. The Parties agree to execute and deliver any further instruments or perform any acts that are or may become necessary to carry on the Joint Venture created by this Agreement or to effectuate its purposes.

12.9 Arbitration

(a) Any claim, dispute or disagreement between the Parties related to this Agreement shall be resolved exclusively by arbitration under this section 12.9, provided that a voting disagreement shall not be considered a claim, dispute or disagreement.

(b) The arbitration shall take place in Seattle, Washington, in accordance with the applicable rules of the American Arbitration Association. The fees of the arbitrator(s) and other costs incurred by the Parties in connection with such arbitration shall be paid by each Party which is unsuccessful in such arbitration. The decision of the arbitrator(s) shall be final and binding upon the Parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any dispute is submitted to arbitration, each Party shall, not later than 30 days before the date set for hearing, provide to each other Party and to the arbitrator(s) a copy of all exhibits upon which the Party intends to rely at the hearing and a list of all Persons each Party intends to call at the hearing. The decision of any such arbitrator shall be final and binding on the Parties and the costs and fees relating thereto shall be borne and paid in the manner the arbitrator determines to be fair and equitable.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

CASCADIA ENERGY CORP.

/s/ Thomas J. Deacon

_________________________________
Name: Thomas J. Deacon
Title: President

ST. HELENS ENERGY, LLC

/s/ Andy Lydyard

_________________________________
Name: Andy Lydyard
Title: President